Exhibit 99.1

EDGAR Online Reports Continued Positive EBITDA for 2003; Subscription Revenue Increases 16%

    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--Feb. 3, 2004--EDGAR(R) Online(R), Inc (NASDAQ: EDGR) today reported positive EBITDA for the year ended December 31, 2003 of $470,000 and a 16% increase in seat-based subscription revenue over the prior year. EDGAR Online is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use.
    EDGAR Online reported revenue of $14.3 million for the year ended December 31, 2003, a decrease of 11% compared to last year. Strong growth in the Company's core subscription business was offset by a $1.5 million, or 35%, decline in the Company's technical services revenue from its client NASDAQ and $627,000, or 46%, decrease in advertising and e-commerce revenue. Seat-based subscription revenue increased 16% from last year primarily due to the sale of new seats to its professional EDGAR(R) OnlinePro subscription service. At December 31, 2003, the Company had over 27,000 subscribers. Since inception, the Company's subscription revenues have grown each quarter. "We remain committed to our strategic focus of selling EDGAR Online Pro and digital data feeds to clients in financial services companies," said Susan Strausberg, EDGAR Online's President and CEO. "Our new additions to EDGAR Online Pro and the partnership with Microsoft to deliver financial information in XBRL format to Microsoft Office 2003 applications cause us to be optimistic about our core subscription and data businesses in 2004."

    Operating Results Improve

    During the fourth quarter of 2003, gross margins increased to 87% from 85% in the same period last year. Operating loss was ($525,000), or ($0.03) per share, compared to an operating loss of ($740,000), or ($0.04) per share, for the same quarter last year. Net loss for the fourth quarter of 2003, was ($555,000), or ($0.03) per share, compared to a net loss of ($791,000), or ($0.05) per share, in the same period a year ago.
    For the year ended December 31, 2003, gross margins increased to 86% from 84% in the prior year. EBITDA for the year ended December 31, 2003, was a positive $470,000, or $0.03 per share, compared to EBITDA of $1.4 million, or $0.08 per share, for the year ended December 31, 2002. Net loss for the year ending December 31, 2003, was ($2.2 million), or ($0.13) per share. This compares to a net loss before cumulative effect of accounting change of ($1.7 million), or ($0.10) per share in the prior year.
    At the end of the year, cash totaled $3.9 million, current assets $5.7 million, total assets $19.1 million and shareholders' equity totaled $14.0 million. In the year ended December 31, 2003, the Company generated $668,000 in operating cash flow, repaid $1.9 million in promissory notes and incurred $595,000 of capital expenditures.

    Growth Strategy

    Our primary growth strategies heading into 2004 are as follows:

    -- Continue to expand the content and functionality available to customers using our EDGAR Online Pro subscription service and our EDGAR Online Explorer digital data feeds.

    -- Continue to migrate lower and mid-tier subscribers from our EDGAR Online (www.edgar-online.com) service to our premium EDGAR Online Pro service (www.edgaronlinepro.com).

    -- Enable users of Microsoft Office 2003 to be able to seamlessly retrieve a digital feed of information on over 12,000 public companies into an XBRL Add-In for analytical applications.

    -- Market our services and leverage our EDGAR Online Pro platform to increase sales and profitability.



Key Financial Metrics
(in thousands, except per share amounts)

                             Three Months Ended          Year Ended
                                 December 31,           December 31,
                                2003      2002        2003       2002
                                -----    ------      -----      -----

Seat-based Subscriptions      $  1,543  $ 1,403    $  5,953  $  5,149
Data Sales                       1,171    1,224       4,833     5,380
Technical Services                 347    1,022       2,805     4,287
Advertising and E-commerce         127      259         728     1,355
                              --------- --------   --------  ---------
Total Revenues                $  3,188  $ 3,908    $ 14,319  $ 16,171



Net Loss                      $   (555) $  (791)   $ (2,167) $ (1,725)
Interest Expense, net               30       51         134       251
                              --------- --------   ---------  --------
Loss from Operations              (525)     (740)    (2,033)   (1,474)
Amortization and Depreciation      596      700       2,503     2,880
                               --------- --------  ---------- --------
EBITDA                              71      (40)        470     1,406

EBITDA per share              $   0.00  $  0.00    $   0.03  $   0.08


    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") recently adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, the Company's definition of EBITDA may not be consistent with that of other companies.

    Fourth Quarter Conference Call Reminder

    EDGAR Online, Inc. will hold its quarterly conference call to review results for the fourth quarter and year ended December 31, 2003 on Tuesday February 3, 2004 at 5:00 p.m. Eastern Time. Susan Strausberg, President and CEO, and Greg D. Adams, Chief Financial Officer and COO will host the call. To participate, please call:
Domestic 800-404-1354, International 706-643-0825. Investors also have the option of calling 800-642-1687 (domestic), 706-645-9291 (Int'l.), passcode 5004424 for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. ET on February 3, 2004. The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (http://www.edgar-online.com) is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use. The company makes financial information and a variety of analysis tools available via online subscriptions and licensing agreements to professionals in financial institutions, corporations and law firms.
    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.
    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online, Inc.



                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)

                          Three Months Ended         Year Ended
                             December 31,            December 31,
                             (unaudited)
                             2003       2002        2003         2002
                           -------    -------     -------     --------
Revenues:
    Seat-based
     subscriptions        $ 1,543    $ 1,403     $ 5,953     $  5,149
    Data sales              1,171      1,224       4,833        5,380
    Technical services        347      1,022       2,805        4,287
    Advertising and e-
     commerce                 127        259         728        1,355
                           -------    -------     -------     --------
Total revenues              3,188      3,908      14,319       16,171

Total cost of sales           418        591       1,979        2,632
                           -------    -------     -------     --------

Gross profit                2,770      3,317      12,340       13,539
                           -------    -------     -------     --------

    Sales and marketing       540        487       2,165        2,314
    Product development       383        559       1,699        2,244
    General and
       administrative       1,776      2,311       7,222        7,757
    Restructuring and
       severance charges        -          -         784         (182)
    Amortization and
       depreciation           596        700       2,503        2,880
                           -------    -------     -------     --------
    Total operating
       expenses             3,295      4,057      14,373       15,013
                           -------    -------     -------     --------

    Loss from operations     (525)      (740)     (2,033)      (1,474)

Interest and other income
 (expense), net               (30)       (51)       (134)        (251)
                           -------    -------     -------     --------


Loss before cumulative
 effect of accounting
 change                      (555)      (791)     (2,167)      (1,725)

Cumulative effect of
 accounting change              -          -           -       (9,317)
                           -------    -------     -------     --------

Net loss                  $  (555)   $  (791)    $(2,167)    $(11,042)
                           =======    =======     =======     ========

Weighted average shares
 outstanding - basic and
 diluted                   17,007     17,002      16,976       16,933

Loss before cumulative
 effect of accounting
 change per share- basic
 and diluted              $ (0.03)   $ (0.05)    $ (0.13)    $  (0.10)

Cumulative effect of
 accounting change per
 share - basic and
 diluted                  $     -    $     -     $     -     $  (0.55)

Net loss per share -
 basic and diluted        $ (0.03)   $ (0.05)    $ (0.13)    $  (0.65)



                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                             December 31, December 31,
                                                 2003         2002
                                              ----------   -----------
                    Assets

Cash                                          $   3,860    $    5,550
Accounts receivable, net                          1,430         1,562
Other assets                                        439           316
                                               ---------    ----------
     Total current assets                         5,729         7,428

Property and equipment, net                       1,477         1,693
Goodwill and intangible assets                   11,654        13,324
Other assets                                        285           774
                                               ---------    ----------
     Total assets                             $  19,145    $   23,219
                                              ==========   ===========

     Liabilities and Stockholders' Equity

Accounts payable and accrued expenses         $   1,061    $    1,271
Deferred revenues                                 2,040         1,744
Notes payable and accrued interest                1,926         1,949
Capital lease payable, current portion                -             7
                                               ---------    ----------
     Total current liabilities                    5,027         4,971

Notes payable                                         -         1,878
Other long term payables                            103             -
                                               ---------    ----------

     Total liabilities                            5,130         6,849
                                               ---------    ----------

Stockholders' equity:
Common stock                                        172           170
Treasury Stock                                     (332)            -
Additional paid-in capital                       58,319        58,177
Accumulated deficit                             (44,144)      (41,977)
                                               ---------    ----------
     Total stockholders' equity                  14,015        16,370

     Total liabilities and stockholders'
      equity                                  $  19,145    $   23,219
                                              ==========   ===========

    CONTACT: EDGAR(R) Online(R), Inc.
             Greg Adams, 203/852-5666
             gadams@edgar-online.com